NEWS RELEASE

For further information, contact:	W. Todd Zehnder, Vice President – Corporate Development
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY ANNOUNCES PRICING OF SERIES B CUMULATIVE
CONVERTIBLE PERPETUAL PREFERRED STOCK OFFERING
LAFAYETTE, LA – September 19, 2007 — PetroQuest Energy, Inc. (NYSE: PQ) announced today that it has priced a public offering of 1,300,000 shares of 6.875% Series B cumulative convertible perpetual preferred stock at $50 per share to the public. PetroQuest has also granted the underwriters of the offering a 30-day option to purchase up to an additional 195,000 shares of Series B preferred stock from PetroQuest at the public offering price less the underwriting discount. J.P. Morgan Securities Inc. acted as sole book-running manager and Howard Weil Incorporated, Johnson Rice & Company L.L.C. and Coker & Palmer, Inc. acted as co-managers for the offering.
The annual dividend on each share of Series B preferred stock will be approximately $3.44 and will be payable quarterly to the extent payment of dividends is not prohibited by PetroQuest’s debt agreements, assets are legally available to pay dividends and PetroQuest’s board of directors or an authorized committee thereof declares a dividend payable.
Each share of Series B preferred stock will be convertible at any time at the option of the holder into approximately 3.4433 shares of PetroQuest’s common stock, which is currently equal to a conversion price of approximately $14.52 per share. The conversion rate is subject to adjustment in certain events.
The offering is expected to close on September 25, 2007, subject to customary closing conditions. The shares of Series B preferred stock will be issued pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission.
PetroQuest intends to use the net proceeds from the offering to repay its borrowings outstanding under its bank credit facility and for other general corporate purposes. PetroQuest intends to continue to borrow under the credit facility to fund its 2007 capital expenditures, including the acceleration of its drilling and leasing activities in its longer lived areas in Arkansas, Oklahoma and East Texas.
This news release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A prospectus supplement related to the offering is being filed with the Securities and Exchange Commission and will be available on the SEC’s website, http://www.sec.gov. Copies of the prospectus supplement and the accompanying prospectus may be obtained from J.P. Morgan Securities Inc. at 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245.
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South

Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the New York Stock Exchange under the ticker “PQ.”
Forward-Looking Statements
Statements regarding the offering, number of Series B preferred shares to be sold, use of proceeds, continued borrowing under the bank credit facility, the closing date, as well as any other statements that are not historical facts in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended These forward-looking statements involve certain risks, uncertainties and assumptions, many of which are beyond PetroQuest’s ability to control or estimate, and are subject to material changes. Such risks, uncertainties and assumptions include, but are not limited to, market conditions, management’s discretion over the use of the net proceeds from the offering, customary offering closing conditions, and other factors detailed in the registration statement relating to these securities and PetroQuest’s filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. PetroQuest undertakes no duty to update or revise these forward-looking statements.